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Exhibit 23

                         Consent of Independent Auditors

The Board of Directors
Genesis Health Ventures, Inc.:

We consent to incorporation by reference in registration statement 333-53043 on Form S-8 of Genesis Health Ventures, Inc., of our reports dated December 1, 1999, relating to the consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended September 30, 1999, which reports appear in the September 30, 1999 annual report on Form 10-K of Genesis Health Ventures, Inc.

                                                 KPMG LLP

Philadelphia, Pennsylvania
December 29, 1999